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                                                                 EXHIBIT 12

                        Westinghouse Air Brake Company
    Statement Regarding Computation of Ratio of Earnings to Fixed Charges


COMPUTATION OF EARNINGS TO FIXED CHARGES
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
                                             (Unaudited)
                                         Three Months Ended
                                              March 31                                 Year Ended December 31,
                                         ------------------          -------------------------------------------------------
                                           1999       1998             1998         1997        1996       1995       1994
                                         ------------------          -------------------------------------------------------
Consolidated Earnings:

 Income before income taxes              $28,897    $24,755          $ 72,530       $80,590     $53,648    $58,509    $62,454
 Interest expense                          9,096      7,373            31,217        29,729      26,152     30,998     10,898
 Debt fee amortization                       236        542             1,375         1,993       1,844      1,638          0
 33.33% of lease expense                     281        321             1,254         1,089         924        924        627

           Total Earnings                $38,510    $32,991          $106,376       $93,401     $82,568    $92,069    $73,979

Consolidated Fixed Charges:

 Interest expense                        $ 9,096    $ 7,373            31,217       $29,729     $26,152    $30,998    $10,898
 Debt fee amortization                       236        542             1,375         1,993       1,844      1,638          0
 33.33% of lease expense                     281        321             1,254         1,089         924        924        627

           Total Fixed Charges           $ 9,613    $ 8,236          $ 33,846       $32,811     $28,920    $33,560    $11,525

Earnings/Fixed Charges                       4.0        4.0               3.1           2.8         2.9        2.7        6.4
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